Exhibit 99(b)


                                             CONTACT:     Diane Coffman
                                                          (972) 605-6795
                                                      diane.coffman@eds.com

FOR RELEASE FRIDAY, AUGUST 7, 1998

EDS ANNOUNCES PROPOSED SECONDARY OFFERING OF
COMMON STOCK BY GM HOURLY-RATE EMPLOYEES PENSION PLAN
-----------------------------------------------------

PLANO, Texas--Electronic Data Systems Corporation (EDS) announced today that the General Motors Hourly-Rate Employees Pension Plan intends to sell up to 10 million shares of EDS common stock in a public offering. The transaction will include a 15 percent over-allotment option. The sale of the stock by the Hourly Plan is being directed by the United States Trust Company of New York, an independent trustee of the Hourly Plan. The offering will be made only by means of a prospectus. No shares in the offering will be sold by EDS.

Standard & Poor's Corporation has announced that it plans to add the EDS common stock to the S & P 500 Composite Stock Price Index following the close of trading on Monday, August 10, 1998. The Hourly Plan has advised EDS that a material portion of the shares to be offered will be offered to index funds whose portfolios are primarily based on the stocks included in the S&P 500 Index, in order to fill a portion of the anticipated demand arising from such inclusion.

The Hourly Plan currently holds approximately 126.5 million shares of EDS common stock, or approximately 25.7 percent of the outstanding shares.



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"The  proposed  offering is part of our  continuing  strategy to  diversify  the
Hourly Plan's holdings in a manner that is prudent and consistent with maintaining an orderly market for the EDS common stock," said Charles E. Wert, head of U.S. Trust's Special Fiduciary Division.

In addition, EDS announced that retirement arrangements for Lester M. Alberthal, Jr., the company's Chairman and Chief Executive Officer, will adversely impact earnings in the third quarter of 1998 by an estimated $0.05 per share, primarily attributable to vesting of restricted stock units previously granted, a five-year consulting agreement, and pension and other related benefits. On August 6, 1998, EDS announced that Mr. Alberthal informed the Company's board of directors that he has decided to retire from the company, but will continue as chairman and CEO until a successor is identified.

EDS, the official information technology services provider for World Cup 1998, is a leader in the global information services industry. The company's more than 110,000 employees specialize in applying a range of ideas and technologies to help business and government customers improve their economies, products, services and relationships. EDS, which serves customers in 44 countries, reported revenues of $15.2 billion in 1997. The company's stock is traded on the New York Stock Exchange and the London Stock Exchange. EDS can be visited via the internet at http://www.eds.com.


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